Exhibit 99.1

Cumulus Announces Reverse Stock Split

ATLANTA, GA - October 12, 2016 - Cumulus Media Inc. (NASDAQ: CMLS) today announced that, at a special meeting of the Company's stockholders held on October 12, 2016, its stockholders voted to approve a 1-for-8 reverse stock split of each class of the Company’s issued and outstanding common stock. Upon the effectiveness of the reverse stock split, every 8 shares of each class of Cumulus common stock will be converted into 1 share of the same class of such common stock. No fractional shares will be issued in connection with the reverse stock split. A stockholder who otherwise would have been entitled to receive a fractional share of stock as a result of the reverse stock split will instead be entitled to receive one whole share of the applicable class of common stock. The reverse stock split will also result in a corresponding reduction in the number of authorized shares of the Company’s common stock.

The reverse stock split is being implemented primarily to increase the trading price of the Company’s Class A common stock to permit the Company to regain compliance with NASDAQ listing requirements and to enhance the liquidity of the Class A common stock.

The reverse split is expected to become effective at 5:00 p.m. on October 12, 2016, and the Company’s split-adjusted Class A common stock is expected to begin trading on The NASDAQ Capital Market on October 13, 2016. There will be no change in the Company's NASDAQ ticker symbol (CMLS) as a result of the reverse stock split. The new CUSIP number that will be applicable to the Class A common stock after the reverse stock split is 231082603.

Stockholders who hold existing stock certificates will receive written instructions by mail from the Company's transfer and exchange agent, Computershare Trust Company. Stockholders who hold their shares in brokerage accounts or in "street name" are not required to take any action to effect the exchange of their shares. Such stockholders will be contacted by their brokers with instructions.

Additional information about the reverse stock split can be found in Cumulus' Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on September 19, 2016.

About Cumulus Media
A leader in the radio broadcasting industry, Cumulus Media (NASDAQ:CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands to deliver premium content choices to the 245 million people reached each week through its 450 owned-and-operated stations broadcasting in 90 U.S. media markets (including eight of the top 10), more than 8,200 broadcast radio stations affiliated with its WestwoodOne network and numerous digital channels. Together, the Cumulus/WestwoodOne platforms make Cumulus Media one of the few media companies that can provide advertisers with national reach and local impact. Cumulus/WestwoodOne is the exclusive radio broadcast partner to some of the largest brands in sports, entertainment, news, and talk, including the NFL, the NCAA, the Masters, the Olympics, the GRAMMYs, the Academy of Country Music Awards, the American Music Awards, the Billboard Music Awards, Westwood One News, and more. Additionally, it is the nation's leading provider of country music and lifestyle content through its NASH brand, which serves country fans nationwide through radio programming, exclusive digital content, and live events. For more information, visit www.cumulus.com.

Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to certain historical and our future operating, financial, and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties relating to the need for additional funds to service our debt and to execute our business strategy, our ability to access borrowings under our revolving credit facility, our ability from time to time to renew one or more of our broadcast licenses, changes in interest rates, changes in the fair value of our investments, the timing of, and our ability to complete any acquisitions or dispositions pending from time to time, costs and synergies resulting from the integration of any completed acquisitions, our ability to effectively manage costs, our ability to manage growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenues from new sources, including local commerce and technology-based initiatives, the impact of regulatory rules or proceedings that may affect our business from time to time, our ability to meet the listing standards for our Class A common stock to be listed for trading on the NASDAQ stock market, the write off of a material portion of the fair value of our FCC broadcast licenses and goodwill, and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) and any subsequently filed Forms 10-Q. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

For further information, please contact:
Cumulus Media Inc.
Collin Jones
Investor Relations
404-260-6600
collin.jones@cumulus.com